Exhibit 99.1

CONTACT: For Company Eric Stoppenhagen +1-949-903-0468 eric@aurasourceinc.com	For Investor Inquiries: Capital Group Communications, Inc. O: 415-.332.7200 E: info@capitalgc.com www.capitalgc.com
AuraSource, Inc. Announces the Formation of AuraSource Qinzhou Co. Ltd.

Chandler, Arizona, March 18, 2010–  AuraSource, Inc. (OTCBB: ARAO.ob), a developer of hydrocarbon clean fuel technology, today announced that it has formed AuraSource Qinzhou Co. Ltd., a Wholly Foreign Owned Enterprise (“WFOE”), in China.

AuraSource Qinzhou Co. Ltd. was formed to process coal in China using the AuraCoal technology.  The facilities will also be utilized for additional research and development in furthering the technology.

AuraCoal is designed to remove sulfur and ash from the coal pre-combustion process. The removal reduces energy costs and helps to eliminate harmful emissions. The proprietary clean coal technology produces a coal water mixture, which contains only trace amounts of sulfur and ash, constitutes a superb alternative to oil or natural gas. The AuraCoal technology can be used for multiple applications such as industrial boilers, power plants, iron and steel mills.

Philip Liu, AuraSource’s CEO, stated, “Through our wholly owned entity, AuraSource Qinzhou Co. Ltd., we will be able to commence construction of a pilot plant utilizing the AuraCoal process. Additionally, this enables us to apply for patent protection of our unique process in China. Through AuraSource Qinzhou Co. Ltd., we plan to partner with Chinese governmental clean energy research and development projects which encourage these efforts through direct investments and grants.”

About AuraSource

AuraSource focuses on clean energy technology development.  AuraSource develops and licenses the AuraFuelTM and AuraCoalTM processes. AuraSource is researching and developing other technologies related to Hydrocarbon Clean Fuel (“HCF”).  AuraSource plans to sell and license products and services related to their HCF technologies in China and the United States.

For more information about AuraSource, please visit www.aurasourceinc.com.

SAFE HARBOR STATEMENT
This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. AuraSource has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect AuraSource's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause AuraSource's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. AuraSource undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this Press Release including such forward-looking statements.